                                         -------------------------------------
                                                      OMB APPROVAL
                                         -------------------------------------
                                         OMB Number:                3235-0145
                                         Expires:             August 31, 1999
                                         Estimated average burden
                                         hours per response.............14.90
                                         -------------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. FOUR) *


                                Cyberonics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   23251P 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)



                                Page 1 of 4 pages

CUSIP NO.  23251P 10 2
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Reese S. Terry, Jr.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    735,500*
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   735,500*
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          735,500*
          ---------------------------------------------------------------------

 (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




*INCLUDES 134,500 SHARES HELD IN TRUSTS FOR THE BENEFIT OF MR. TERRY'S CHILDREN, OF WHICH MR. TERRY SERVES AS TRUSTEE, AND 44,500 SHARES UNDERLYING STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 1998.



                                Page 2 of 4 pages

ITEM 1.
     (a)  Name of Issuer                                               Cyberonics, Inc.
     (b)  Address of Issuer's Principal Executive Offices              16511 Space Center Blvd., Suite 600
                                                                       Houston, TX 77058
ITEM 2.
     (a)  Name of Person Filing                                        Reese S. Terry, Jr.
     (b)  Address of Principal Business Office or, if none, Residence  Cyberonics, Inc.
                                                                       16511 Space Center Blvd., Suite 600
                                                                       Houston, TX 77058

     (c)  Citizenship                                                  United States of America
     (d)  Title of Class of Securities                                 Common Stock
     (e)  CUSIP Number                                                 N/A

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

     (a)  [ ]    Broker or dealer registered under section 15 of the Act (15
                 U.S.C. 78o).

     (b)  [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ]    Insurance company as defined in section 3(a)(19) of the Act (15
                 U.S.C. 78c).

     (d)  [ ]    Investment company registered under section 8 of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ]    An investment advisor in accordance with Section
                 240.13d-1(b)(1) (ii)(E);

     (f)  [ ]    An employee benefit plan or endowment fund in accordance with
                 Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ]    A parent holding company or control person in accordance with
                 Section 240.13d-1(b)(1)(ii)(G);

     (h)  [ ]    A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)  [ ]    A church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     (a)  Amount of beneficially owed:                                735,500*

     (b)  Percent of class:                                           4.2%

     (c)  Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote              735,500*

           (ii) Shared power to vote or to direct the vote            0

          (iii) Sole power to dispose or to direct the
                disposition of                                        735,500*

           (iv) Shared power to dispose or to direct the
                disposition of                                        0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].




*INCLUDES 134,500 SHARES HELD IN TRUSTS FOR THE BENEFIT OF MR. TERRY'S CHILDREN, OF WHICH MR. TERRY SERVES AS TRUSTEE, AND 44,500 SHARES UNDERLYING STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 1998.


                                Page 3 of 4 pages

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable


ITEM 10.  CERTIFICATION


                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                February 9, 1999
                                 ----------------------------------------------
                                                      Date


                                             /s/ Reese S. Terry, Jr.
                                 ----------------------------------------------
                                                    Signature


                                   Reese S. Terry, Jr., Chairman of the Board,
                                     Executive Vice President and Secretary
                                 ----------------------------------------------
                                                  Name/Title






                                Page 4 of 4 pages